EXHIBIT H-1


                             PROPOSED FORM OF NOTICE


Allegheny Energy, Inc.  (70-_____)
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     Allegheny Energy, Inc. ("Allegheny"), a registered holding company, has filed an Application/Declaration pursuant to Sections 6(a) and 7, and Rule 54 under the Public Utility Holding Company Act of 1935, as amended (the "Act"), requesting that the Commission authorize Allegheny to issue shares of common stock, $1.25 par value (the "Common Stock"), pursuant to a Stock Unit Plan (the "Plan"). Pursuant to the Plan, Allegheny proposes to issue up to 4,500,000 shares of Common Stock to settle stock units (the "Units") issued to employees who are essential for Allegheny's growth and profitability. Specifically, upon vesting of each Unit, participants in the Plan will receive one share of Allegheny Common Stock for each Unit, as well as dividends paid by Allegheny during the period the Unit was held. The Plan will be administered by Allegheny's Board of Directors, which will determine the individuals to whom Units shall be granted, the conditions under which such Units may become vested and or forfeited, and such other terms and conditions as the Board may establish with respect to such Units.

     Allegheny requests expedited treatment of this Application/Declaration, with an order authorizing the transactions contemplated in this Application/Declaration issued prior to June 30, 2004.